UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): October 15, 2008

Cal-Maine Foods, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-04892	64-0500378
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3320 Woodrow Wilson Avenue
Jackson, MS 39207
(Address of principal executive offices (zip code))

601-948-6813
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

□ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 8.01 Other Events

On October 15, 2008, Cal-Maine Foods, Inc. (the “Company”) was served with process in a class action complaint filed in the United States District Court for the Eastern District of Pennsylvania by T.K. Ribbing’s Family Restaurant, Falconer, New York, on behalf of itself and “all others similarly situated.” The complaint, filed on September 25, 2008, named sixteen defendants, including other egg producers and companies part of the egg industry, and industry cooperatives (civil action number 2:08-CV-4653). Plaintiff seeks unspecified damages and injunctive relief, as well as attorneys’ fees and costs, under the United States antitrust laws against defendants.

The complaint alleges that the Company and all other defendants, by various means and alleged activities, conspired to reduce the supply of eggs and egg products in the United States, in order to artificially raise the price of eggs and egg products above competitive levels. Plaintiff is seeking certification of a class of all entities that purchased eggs or egg products in the United States directly from the defendants from January 1, 2000 through the present. The Company denies Plaintiff’s allegations and intends to vigorously defend itself in this case.

The Company also has been named as a defendant in six other suits filed in the United States District Court for the Eastern District of Pennsylvania, but has not yet been formally served with process in those cases. The allegations in the other suits are similar to the allegations in the Ribbing’s case. The Company denies the allegations in these other suits and intends to vigorously defend itself in those cases, as well.

SIGNATURES

Pursuant to the requirements for the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAL-MAINE FOODS, INC.

Date: October 20, 2008	By:	/s/ Fred R. Adams Jr.
Fred R. Adams, Jr. Chairman of the Board and Chief Executive Officer